Exhibit 99.1

NOTE TO READER

These condensed interim consolidated financial statements of Jushi Holdings Inc. (the “Company”) for the three months ended March 31, 2022 have been prepared under generally accepted accounting principles in the United States (the “Financial Statements”) and have been re-filed on SEDAR to replace the financial statements previously filed by the Company on June 24, 2022. Readers should note that in the Financial Statements, the Company restated the (i) Right-of use assets - finance leases and Accrued expenses and other current liabilities in the Interim Condensed Consolidated Balance Sheet and (ii) cash flows from operating, investing and financing activities in the Unaudited Interim Condensed Consolidated Statements of Cash Flows. For further details on the restatement, refer to Note 23 - Correction of Errors in Previously Issued Financial Statements.

.Jushi

JUSHI HOLDINGS INC.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States Dollars, unless otherwise noted)

JUSHI HOLDINGS INC.
CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2022
Table of Contents

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS	1
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)	2
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	3
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	4
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	6

JUSHI HOLDINGS INC.
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars, except share amounts)

	March 31, 2022 (unaudited)	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75,717	$94,962
Accounts receivable, net	1,460	3,200
Inventories	39,282	43,319
Prepaid expenses and other current assets	6,174	12,875
Total current assets	$122,633	$154,356
NON-CURRENT ASSETS:
Property, plant and equipment, net	$152,943	$137,280
Right-of use assets - finance leases (2022, as restated, see Note 23)	100,087	94,008
Other intangible assets, net	189,931	182,466
Goodwill	61,392	52,920
Other non-current assets	29,133	27,586
Non-current restricted cash	525	525
Total non-current assets	$534,011	$494,785
Total assets (2022, as restated, see Note 23)	$656,644	$649,141

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,611	$10,539
Accrued expenses and other current liabilities (2022, as restated, see Note 23)	38,773	47,972
Income tax liabilities - current	9,170	6,614
Debt, net - current portion (including related party principal amounts of $3,669 as of March 31, 2022)	65,588	6,181
Finance lease obligations - current	13,197	12,620
Total current liabilities (2022, as restated, see Note 23)	$148,339	$83,926
NON-CURRENT LIABILITIES:
Non-current debt, net (including related party principal amounts of $4,578 as of December 31, 2021)	$77,384	$122,971
Finance lease obligations - non-current	88,539	88,297
Operating lease liabilities - non-current	14,933	15,163
Derivative liabilities	68,975	92,435
Income tax liabilities - non-current	58,372	57,143
Contingent consideration liabilities - non-current	6,945	8,223
Total non-current liabilities	$315,148	$384,232
Total liabilities (2022, as restated, see Note 23)	$463,487	$468,158
COMMITMENTS AND CONTINGENCIES (Note 20)
EQUITY:
Common stock (no par value; authorized shares - unlimited; issued shares - 189,728,625 and 182,707,359 Subordinate Voting Shares (including 2,757,290 and 2,859,151 unvested stock awards) as of March 31, 2022 and December 31, 2021, respectively	$—	$—
Paid-in capital	456,719	424,788
Accumulated deficit	(262,175)	(242,418)
Total Jushi shareholders' equity	$194,544	$182,370
Non-controlling interests	(1,387)	(1,387)
Total equity	$193,157	$180,983
Total liabilities and equity (2022, as restated, see Note 23)	$656,644	$649,141
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JUSHI HOLDINGS INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
REVENUE, NET	$61,888	$41,675
COST OF GOODS SOLD	(42,776)	(22,934)
GROSS PROFIT	$19,112	$18,741

OPERATING EXPENSES	$37,308	$21,911

LOSS FROM OPERATIONS	$(18,196)	$(3,170)

OTHER (EXPENSE) INCOME:
Interest expense, net	$(10,116)	$(6,835)
Fair value gains (losses) on derivatives	14,309	(9,358)
Other, net	(703)	(3,376)
Total net other income (expense)	$3,490	$(19,569)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	$(14,706)	$(22,739)
Provision for income taxes	(5,051)	(8,312)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(19,757)	$(31,051)
Net loss attributable to non-controlling interests	—	(175)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(19,757)	$(30,876)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - BASIC	$(0.11)	$(0.20)
Weighted average shares outstanding - basic	183,226,027	157,176,375
NET (LOSS) AND COMPREHENSIVE (LOSS) PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - DILUTED	$(0.16)	$(0.20)
Weighted average shares outstanding - diluted	207,838,906	157,176,375
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JUSHI HOLDINGS INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands of U.S. dollars, except share amounts)

	Number of Shares
	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Paid-In Capital	Accumulated Deficit	Total Jushi Shareholders' Equity	Non-Controlling Interests	Total Equity

Balances - January 1, 2022	—	—	182,707,359	$424,788	$(242,418)	$182,370	$(1,387)	$180,983
Private placement offerings	—	—	3,717,392	13,680	—	13,680	—	13,680
Shares issued for Apothecarium acquisition	—	—	527,704	1,594	—	1,594	—	1,594
Restricted stock grants and vesting, net of forfeitures (including related parties)	—	—	5,952	832	—	832	—	832
Warrant expense, net of cancellations (including related parties)	—	—	—	287	—	287	—	287
Stock option expense, net of forfeitures (including related parties)	—	—	—	5,845	—	5,845	—	5,845
Shares issued upon exercise of warrants	—	—	2,676,303	9,693	—	9,693	—	9,693
Shares issued upon exercise of stock options	—	—	93,915	—	—	—	—	—
Net loss	—	—	—	—	(19,757)	(19,757)	—	(19,757)
Balances - March 31, 2022	—	—	189,728,625	$456,719	$(262,175)	$194,544	$(1,387)	$193,157

	Number of Shares
	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Paid-In Capital	Accumulated Deficit	Total Jushi Shareholders' Equity	Non-Controlling Interests	Total Equity

Balances - January 1, 2021	149,000	4,000,000	132,396,064	$262,145	$(262,669)	$(524)	$2,947	$2,423
Public offerings	—	—	13,685,000	85,660	—	85,660	—	85,660
Purchase of non-controlling interests	—	—	500,000	1,562	—	1,562	(1,562)	—
Acquisition of Grover Beach	—	—	49,348	368	—	368	—	368
Restricted stock grants and vesting, net of forfeitures	—	—	—	2,538	—	2,538	—	2,538
Warrant expense, net of cancellations	—	—	—	547	—	547	—	547
Stock option expense, net of forfeitures	—	—	—	928	—	928	—	928
Shares issued upon exercise of warrants	—	—	3,898,180	13,135	—	13,135	—	13,135
Shares issued upon exercise of stock options	—	—	15,000	30	—	30	—	30
Net loss	—	—	—	—	(30,876)	(30,876)	(175)	(31,051)
Balances - March 31, 2021	149,000	4,000,000	150,543,592	$366,913	$(293,545)	$73,368	$1,210	$74,578
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JUSHI HOLDINGS INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(19,757)	$(31,051)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization, including amounts in cost of goods sold	3,248	1,579
Share-based compensation	6,964	4,013
Fair value changes in derivatives	(14,309)	9,358
Non-cash interest expense	4,551	3,905
Deferred income taxes	(1,125)	(280)
Loss on debt modification/extinguishment/redemption	—	3,815
(Gains) losses on investments and financial assets	—	(1,149)
Non-cash other (income) expense, net	438	(110)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,770	(16)
Prepaid expenses and other current assets (2022, as restated, see Note 23)	(316)	512
Inventory	5,917	(5,680)
Accounts payable, accrued expenses and other current liabilities (2022, as restated, see Note 23)	(2,379)	12,095
Other assets	1,173	(112)
Net cash flows used in operating activities (2022, as restated, see Note 23)	$(13,825)	$(3,121)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisitions, net of cash acquired	$(6,592)	$(3,592)
Payments for property, plant and equipment (2022, as restated, see Note 23)	(17,039)	(8,566)
Proceeds from investments and financial asset	—	3,252
Net cash flows used in investing activities (2022, as restated, see Note 23)	$(23,631)	$(8,906)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares for cash, net	$13,680	$85,660
Proceeds from exercise of warrants and options	541	9,886
Redemptions of senior notes (including related party redemptions of $8 and $3,072 for three months ended March 31, 2022 and 2021, respectively)	(258)	(8,134)
Receipts (payments) on finance leases, net of tenant allowance of $9,597 and $954 for the three months ended March 31, 2022 and 2021, respectively (2022, as restated, see Note 23)	1,121	(251)
Proceeds from other debt	3,265	1,134
Repayments of other debt	(130)	—
Net cash flows provided by financing activities (2022, as restated, see Note 23)	$18,219	$88,295
Effect of currency translation on cash and cash equivalents	(9)	(40)
NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(19,246)	$76,228
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	95,487	85,857
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$76,241	$162,085

JUSHI HOLDINGS INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(in thousands of U.S. dollars)

	Three Months Ended March 31,
	2022	2021
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest (excluding capitalized interest)	$5,580	$3,027
Cash paid for income taxes	$3,867	$686
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures (2022, as restated, see Note 23)	$24,939	$3,531
Right of use assets from finance lease liabilities (excluding from acquisitions)	$—	$928
Fair value of note obligations and warrant liabilities from acquisitions and acquisitions of non-controlling interests	$6,922	$—
Fair value of shares issued for acquisitions and acquisitions of non-controlling interests	$1,594	$1,930
Assets acquired and liabilities assumed in acquisitions:
Cash and cash equivalents	$25	$—
Other current assets	$731	$—
Property, plant and equipment, including right-of-use assets	$3,051	$2,319
Other non current assets	$301	$19
Other intangible assets	$8,200	$3,654
Goodwill	$8,472	$—
Accounts payable and accrued liabilities	$(502)	$—
Lease obligations	$(2,544)	$(2,032)
Deferred tax liabilities	$(2,601)	$—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

1. NATURE OF OPERATIONS
Jushi Holdings Inc. (the “Company” or “Jushi”) is incorporated under the British Columbia’s Business Corporations Act (“BCBCA”). The Company is a vertically integrated, multi-state cannabis operator engaged in retail, distribution, cultivation, and processing operations in both medical and adult-use markets. As of March 31, 2022, Jushi, through its subsidiaries, owns or manages cannabis operations and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in Illinois, Pennsylvania, Virginia, Massachusetts, Nevada, California and Ohio.
The Company is listed on the Canadian Securities Exchange (the “CSE”) and trades its subordinated voting shares (“SVS”) under the ticker symbol “JUSH", and trades on the U.S. Over the Counter Stock Market (“OTCQX”) under the symbol JUSHF.
The Company’s head office is located at 301 Yamato Road, Suite 3250, Boca Raton, Florida 33431, U.S.A., and its registered address is Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada.
The Company’s Form S-1 Registration Statement (“S-1”) filed with the U.S. Securities and Exchange Commission (“SEC”) was declared effective on August 12, 2022.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Consolidation
The accompanying unaudited interim condensed consolidated financial statements present the consolidated financial position and operations of Jushi Holdings Inc. and its subsidiaries and entities over which the Company has control, in accordance with generally accepted accounting principles in the U.S. (“GAAP”) for interim financial information and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ materially from those estimates.
In the opinion of management, the unaudited condensed interim consolidated financial statements include all adjustments, of a normal recurring nature, that are necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods, and at the dates, presented. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.
These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2021, included in the S-1. Consolidated balance sheet information as of December 31, 2021 presented herein are derived from the Company’s audited consolidated financial statements for the year ended December 31, 2021.
These unaudited interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. GAAP requires an entity to look forward 12 months from the date of the financial statements (the “look-forward” period) when assessing whether the going concern assumption can be used. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.
As reflected in these unaudited interim condensed consolidated financial statements, the Company has incurred losses from operations for the three months ended March 31, 2022, has an accumulated deficit of $262,175 as of March 31, 2022 and cash and cash equivalents of $75,717 as of March 31, 2022. As discussed in Note 9 - Debt, the Company’s 10% senior notes (the “Senior Notes”), which as of March 31, 2022 had an aggregate principal amount outstanding of $74,935,

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
mature on January 15, 2023, and the Acquisition Facility (refer to Note 9 - Debt) required the Company to maintain certain covenants which the Company may not have been in compliance with if the court accepted Jushi Europe’s petition for bankruptcy. The Company was also projected to violate certain financial covenants further within the next twelve months. The Company has been working with various lenders to refinance the Senior Notes at terms most favorable to the Company. Given the changing conditions in the debt capital markets, refinancing term sheets are still being negotiated. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern.
In April 2022, the Company entered into an amendment with the lender of the Acquisition Facility, which included a waiver related to Jushi Europe’s bankruptcy and a change to the terms of the Total Leverage ratio, as defined in the Acquisition Facility agreement, and deferred the commencement date of leverage testing under the Acquisition Facility. The Company is pursuing strategies to obtain the required additional funding primarily to fund the Senior Notes and future operations. These strategies may include, but are not limited to: (i) ongoing efforts with certain lenders to refinance the Senior Notes; (ii) deferral of certain expenditures, including capital projects and reallocate funds for debt repayment, if the need arose; (iii) alternative sources of debt and equity financing, including secured borrowings and through a base shelf prospectus, which allows the Company to offer up to C$500,000 in securities in Canada through the end of 2023. However, there can be no assurance that the Company will be able to refinance the Senior Notes, generate positive results from operations, or obtain additional liquidity when needed or under acceptable terms, if at all.
Segments
The Company operates a vertically integrated cannabis business in one reportable segment: the cultivation, manufacturing, distribution and sale of cannabis in the U.S. All revenues for the three months ended March 31, 2022 and 2021 were generated within the U.S., and substantially all long-lived assets are located within the U.S.
COVID-19
During the three-months ended March 31, 2022, the Company’s financial condition and results of operations was not materially impacted by COVID-19. The extent to which the COVID-19 pandemic impacts the Company’s future results will depend on future developments, which are highly uncertain and cannot be predicted with certainty, including possible future outbreaks of new strains of the virus and governmental and consumer responses to such future developments.
Emerging Growth Company
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
Recent Accounting Pronouncements
In June 2020, the FASB issued ASU 2020-06 Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2023, although early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options”— The FASB issued guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2021. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The FASB issued guidance which require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. To achieve this, an acquirer may assess how the acquiree applied Topic 606 to determine what to record for the acquired revenue contracts. Generally, this should result in an acquirer recognizing and measuring the acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements (if the acquiree prepared financial statements in accordance with generally accepted accounting principles). The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2023, although early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The FASB issued guidance clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2023, although early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements.

3. REVENUE
The Company has three revenue streams: (i) cannabis retail (ii) cannabis wholesale; and (iii) other. The retail revenues are comprised of cannabis operations for medical and adult-use dispensaries. The Company’s wholesale revenues are comprised of cannabis cultivation, processing, production and distribution of cannabis for medical and adult-use. The Company’s other operations primarily include the Company’s hemp/cannabidiol (“CBD”) retail operations. Any intercompany revenue and any costs between entities are eliminated to arrive at consolidated totals. The following table summarizes revenue disaggregated by revenue stream:

	Three Months Ended March 31,
	2022			2021
	Gross Revenue	Intercompany Revenue	Revenue to External Customers	Gross Revenue	Intercompany Revenue	Revenue to External Customers
Retail cannabis	$57,955	$—	$57,955	$39,277	$—	$39,277
Wholesale cannabis	9,443	(5,595)	3,848	4,192	(1,883)	2,309
Other	85	—	85	89	—	89
Eliminations	(5,595)	5,595	—	(1,883)	1,883	—
Consolidated revenue	$61,888	$—	$61,888	$41,675	$—	$41,675

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

4. INVENTORIES
The components of inventories, net, are as follows:

	March 31, 2022 (unaudited)	December 31, 2021
Cannabis plants	$3,101	$6,347
Harvested cannabis and packaging	$9,180	$5,180
Total raw materials	$12,281	$11,527
Work in process	6,136	8,756
Finished goods	20,865	23,036
Total inventories, net	$39,282	$43,319

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS
The components of prepaid expenses and other current assets are as follows:

	March 31, 2022 (unaudited)	December 31, 2021
Prepaid expenses and deposits	$3,844	$3,837
Landlord receivables for tenant allowance	394	7,357
Employee receivable	46	248
Other current assets	1,890	1,433
Total prepaid expenses and other current assets	$6,174	$12,875

6. PROPERTY, PLANT AND EQUIPMENT
The components of property, plant and equipment (PP&E) are as follows:

	March 31, 2022 (unaudited)	December 31, 2021
Buildings and building components	$51,020	$49,697
Land	12,380	12,380
Leasehold improvements	23,323	24,042
Machinery and equipment	12,743	12,656
Computer equipment	2,281	2,221
Furniture and fixtures	8,518	8,000
Construction-in-process	52,521	35,625
Total property, plant and equipment - gross	$162,786	$144,621
Less: Accumulated depreciation	(9,843)	(7,341)
Total property, plant and equipment - net	$152,943	$137,280
Construction-in-process (“CIP”) represents assets under construction for manufacturing and retail build-outs not yet ready for use.
For the three months ended March 31, 2022 and 2021, total depreciation, including depreciation from assets held under finance leases (which are reflected separately in the consolidated balance sheets), was $3,693 and $1,169, respectively, of

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
which $2,168 and $604, respectively, was absorbed into inventory production. Interest expense capitalized to PP&E totaled $744 and $85 for the three months ended March 31, 2022 and 2021, respectively.

7. ACQUISITIONS
2022 Business Combination
In March 2022, the Company closed on the acquisition of 100% of the equity interest of an entity operating an adult-use and medical retail dispensary under the name, The Apothecarium in Las Vegas, Nevada (“Apothecarium”). The Apothecarium acquisition, together with the prior acquisition of Franklin Bioscience NV, LLC, a holder of medical and adult-use cannabis cultivation, processing, and distribution licenses, enables the Company to become vertically integrated in Nevada, as well as provide significant branding exposure for Jushi’s high-quality product lines.
The following table summarizes the preliminary purchase price allocation for Apothecarium as of the acquisition date:

Cash and cash equivalents	$25
Prepaids and other assets	32
Inventory	699
Property, plant and equipment	498
Right-of-use assets	2,553
Intangible asset - licenses (1)	8,200
Deposits	301
Total assets	$12,308

Accounts payable and accrued liabilities	$(502)
Lease liabilities	(2,544)
Deferred tax liabilities	(2,601)
Total liabilities	$(5,647)

Net assets acquired	$6,661
Goodwill	8,472
Total	$15,133

Consideration paid in cash, as adjusted for working capital adjustments	$6,617
Consideration paid in promissory notes (fair value) (2)	6,922
Consideration paid in shares (3)	1,594
Fair value of consideration	$15,133
(1)The licenses acquired have indefinite useful lives.
(2)The Company issued a $9,853 promissory note. Refer to “Acquisition-Related Promissory Notes” in Note 9 - Debt for details on the seller notes.
(3)The Company issued 527,704 SVS with a grant date fair value of $3.02 each.
In addition, the Company may pay up to $2,000 in potential earn-out consideration based on the achievement of certain financial metrics. As of the date of acquisition, the Company has not recognized a contingent consideration liability for this acquisition as the probability is unlikely. The estimated range of such potential additional consideration is between $0 and $2,000.
The estimated fair value of the licenses was determined using the multi-period excess earnings method under the income approach based on projections extended to 2036 assuming a 5.3% revenue growth rate in 2023 and a 3% long-term

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
revenue growth rate thereafter. The goodwill recognized from the acquisition is attributable to synergies expected from integrating Apothecarium into the Company’s existing business. The goodwill acquired is not deductible for tax purposes.
Preliminary Purchase Price Allocations for Business Combinations
The consideration has been allocated to the estimated fair values of the assets acquired and liabilities assumed at the dates of the acquisitions and remain preliminary as of March 31, 2022. These estimated fair values involve significant judgement and estimates. The primary area of judgement involves the valuation of the retail licenses acquired, which requires management to estimate value based on future cash flows from these assets. The primary areas of the preliminary purchase price allocations that are not yet finalized relate to: licenses acquired, inventories, leases, contingent consideration, promissory notes, deferred tax liabilities, and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at the acquisition date during the measurement period.
Business Combinations - Acquisition and Deal Costs
For the three months ended March 31, 2022, acquisition and deal costs relating to Apothecarium totaled $34 and are included within operating expenses in the consolidated statements of operations and comprehensive loss. The remaining acquisition and deal costs included in operating expenses were incurred either for acquisitions not completed or not expected to be completed.
2021 Business Combinations and Asset Acquisitions
The Company had the following acquisitions during the year ended December 31, 2021: (i) Nature’s Remedy; (ii) OSD; (iii) OhiGrow; and (iv) Grover Beach (all defined below).
The following table summarizes the purchase price allocations as of their respective acquisition dates:

	Business Combinations		Asset Acquisitions
	Nature’s Remedy	OSD	OhiGrow	Grover Beach	Total
Assets Acquired:
Cash and cash equivalents	$3,195	$259	$—	$—	$3,454
Prepaids	325	53	—	—	378
Accounts receivable, net	263	—	—	—	263
Inventory	15,882	184	—	—	16,066
Indemnification assets (1)	1,322	1,411	—	—	2,733
Property, plant and equipment	19,470	—	3,165	269	22,904
Right-of-use assets - finance leases	27,305	—	—	2,050	29,355
Right-of-use assets - operating leases	1,337	1,859	—	—	3,196
Intangible assets - license (2)	46,000	2,160	1,817	3,654	53,631
Intangible assets - tradenames (2)	4,400	—	—	—	4,400
Intangible assets - customer database (2)	2,100	—	—	—	2,100
Deposits	20	6	—	19	45
Total assets acquired	$121,619	$5,932	$4,982	$5,992	$138,525

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

	Business Combinations		Asset Acquisitions
	Nature’s Remedy	OSD	OhiGrow	Grover Beach	Total
Liabilities Assumed:
Accounts payable and accrued liabilities	$7,004	$1,601	$—	$—	$8,605
Finance lease obligations	27,052	—	—	2,032	$29,084
Operating lease obligations	1,267	1,859	—	—	$3,126
Deferred tax liabilities	19,876	648	—	—	$20,524
Total liabilities	$55,199	$4,108	$—	$2,032	$61,339

Net assets acquired	$66,420	$1,824	$4,982	$3,960	$77,186
Goodwill	33,178	2,432	—	—	35,610
Total	$99,598	$4,256	$4,982	$3,960	$112,796

Consideration:
Consideration paid in cash, as adjusted for working capital adjustments	$40,360	$1,827	$4,949	$3,592	$50,728
Consideration paid in promissory notes (fair value)	15,345	2,429	—	—	$17,774
Consideration paid in shares	35,670	—	—	368	$36,038
Contingent consideration	8,223	—	—	—	$8,223
Capitalized costs	—	—	33	—	$33
Fair value of consideration	$99,598	$4,256	$4,982	$3,960	$112,796
(1)     As part of the OSD and Nature’s Remedy acquisition agreements, the sellers contractually agreed to indemnify the Company for certain amounts that may become payable, including for taxes that relate to periods prior to the date of acquisition. Accordingly, the Company recorded indemnification assets and corresponding estimated accrued tax liabilities, at fair value, for a total of $2,733 as of the dates of the acquisitions. The range of total estimated potential indemnification assets is from $0 to $6,322; however, there is no limit on the Nature’s Remedy indemnification asset. Additional subsequent changes in the amounts recognized for the indemnification assets may occur in relation to the provision for the corresponding tax liabilities, according to changes in the range of outcomes or the assumptions used to develop the estimates of the liabilities at the time of the acquisition.
(2)     The licenses acquired have indefinite useful lives. The customer relationships have a useful life of 15 years and the tradenames have a useful life of 5 years.
2021 Business Combinations
Nature’s Remedy
On September 10, 2021, the Company acquired 100% of the equity of Nature’s Remedy of Massachusetts, Inc. and certain of its affiliates (collectively, “Nature’s Remedy”), for upfront consideration comprised of cash, net of working capital adjustments, 8,700,000 subordinate voting shares (with a grant date fair value of $4.10 each), an $11,500 unsecured three-year note and a $5,000 unsecured five-year note.
Nature’s Remedy is a vertically integrated single state operator in Massachusetts and currently operates two retail dispensaries, in Millbury, MA and Tyngsborough, MA, and a 50,000 sq. ft. cultivation and production facility in Lakeville, MA. The goodwill is not tax deductible.
The Company also agreed to issue a $5,000 increase to the principal balance of the three-year note and up to an additional $5,000 in Company SVS upon the occurrence or non-occurrence of certain events after the closing date. The payment of the contingent consideration depends on whether or not a competitor opens a competing dispensary within a certain radius of the Company’s dispensary in the Town of Tyngsborough, MA during the first 12 months following the acquisition (The “First Milestone Period”) or during the 18 months following the end of the First Milestone Period. As of the date of

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
acquisition, the Company recognized a contingent consideration liability of $8,223, a Level 3 measurement amount, which was based on the weighted-average probability of the potential outcomes. The estimated range of such additional consideration is between $0 and $10,800 (which also includes the interest on the additional principal for the three-year note). Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred for the business combination. Contingent consideration that is classified as a liability is remeasured at subsequent reporting dates with the corresponding gain or loss being recognized in Other, net in the consolidated statements of operations and comprehensive income (loss).
During the three months ended March 31, 2022, the Company remeasured the contingent consideration and recognized a loss of $405 primarily related to accretion. The remeasurement increased the total contingent consideration liability from $8,223 on December 31, 2021, to $8,628 on March 31, 2022. The Company utilized the cash flows associated with the weighted-average probability of the potential outcomes to determine the potential cash outflows that are short-term vs. long-term. As a result, the Company classified $1,683 as a short-term contingent liability and $6,945 as a long-term contingent liability as of March 31, 2022.
OSD
On April 30, 2021, the Company acquired 100% of the equity of Organic Solutions of the Desert, LLC (“OSD”), an operating dispensary located in Palm Springs, California, for consideration comprised of cash, as adjusted for working capital adjustments, and $3,100 principal amount of promissory notes. Refer to “Promissory Notes Payable” in Note 9 - Debt for details on the seller notes. The goodwill is not tax deductible.
Preliminary Purchase Price Allocations for Business Combinations
The consideration for Nature’s Remedy has been allocated to the estimated fair values of the assets acquired and liabilities assumed at the dates of the acquisitions and remain preliminary as of March 31, 2022. These estimated fair values involve significant judgement and estimates. The primary areas of judgement involved are the valuation of the intangible assets acquired, which requires management to estimate value based on future cash flows from these assets. The primary areas of the preliminary purchase price allocations that are not yet finalized relate to: intangible assets acquired, property, plant and equipment, indemnification assets, contingent consideration, deferred tax liabilities, and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired as of the respective acquisition dates during the measurement period.
2021 Asset Acquisitions
The Company determined that the OhiGrow and Grover Beach acquisitions described below did not qualify as business combinations because, for OhiGrow, the assets acquired did not constitute a business, and for Grover Beach, under the concentration test, substantially all of the fair value of the acquisition is concentrated in a single identifiable asset – the license.
OhiGrow
In July 2021, the Company acquired OhiGrow, LLC, a licensed cultivator in Ohio, and Ohio Green Grow LLC (collectively, “OhiGrow”), inclusive of an approximately 10,000 sq. ft. facility and 1.35 acres of land for $4,949 in cash.
Grover Beach
On March 4, 2021, the Company closed on the acquisition of approximately 78% of the equity of a retail license holder located in Grover Beach, California (“Grover Beach”) for $3,592 in cash, as adjusted for working capital adjustments, and 49,348 SVS at a fair value of $7.46 per share, with the rights to acquire the remaining equity for $1 in the future.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
Business Combinations Acquisition Results and Unaudited Supplemental Pro Forma Financial Information
The following table summarizes consolidated proforma revenue and consolidated proforma net income (loss) as if the business combinations had occurred at the beginning of the year prior to their actual acquisition for the periods presented:

	Three months ended March 31,
	2022	2021
Revenue	$64,903	$55,962
Net income (loss)	$(19,560)	$(31,463)
These unaudited pro forma financial results do not purport to be indicative of the actual results that would have been achieved by the combined companies for the years indicated, or of the results that may be achieved by the combined companies in the future. These amounts have been calculated using actual results and adding pre-acquisition results, after adjusting for: acquisition costs, additional depreciation and amortization from acquired property, plant and equipment and intangible assets, as well as adjustments for incremental interest expense relating to consideration paid, and changes to conform to the Company’s accounting policies.
For the three months ended March 31, 2022, Apothecarium contributed revenues of $556 and net income of $55 to the Company’s consolidated results.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
The components of accrued expenses and other current liabilities are as follows:

	March 31, 2022 (unaudited)	December 31, 2021
Accrued capital expenditures (2022, as restated, see Note 23)	$13,566	$17,599
Goods received not invoiced	6,501	8,007
Accrued employee related expenses and liabilities	5,838	6,062
Accrued professional and management fees	2,007	5,139
Accrued sales and excise taxes	1,189	2,535
Accrued interest	1,470	1,181
Deferred revenue (loyalty program)	1,693	1,427
Operating lease obligations - current portion	2,705	2,745
Contingent consideration liabilities - current portion(1)	1,683	—
Other accrued expenses and current liabilities	2,121	3,277
Total (2022, as restated, see Note 23)	$38,773	$47,972
(1)Refer to Note 7 - Acquisitions.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

9. DEBT
The components of the Company’s debt are as follows:

	Effective Interest Rate	Maturity Date	March 31, 2022	December 31, 2021
Principal amounts:
Senior Notes	34%	January 2023	$74,935	$75,193
Acquisition Facility	14%	October 2026	40,000	40,000
Acquisition-related promissory notes payable	9% - 25%	November 2022 - April,2027	35,614	25,767
Other debt (1)	6% - 12%	March 2022 - July 2050	14,965	11,728
Total debt - principal amounts			$165,514	$152,688
Less: debt issuance costs and original issue discounts			(22,542)	(23,536)
Total debt - carrying amounts			$142,972	$129,152
Debt - current portion			$65,588	$6,181
Debt - non-current portion			$77,384	$122,971
(1) Includes Jushi Europe debt. Refer to Note 15 - Non-Controlling Interests.
As of March 31, 2022, aggregate future contractual maturities of the Company’s debt are as follows:

	Remainder of the year	2023	2024	2025	2026	Thereafter	Total
Senior Notes	$—	$74,935	$—	$—	$—	$—	$74,935
Acquisition Facility	—	—	4,000	4,000	32,000	—	40,000
Acquisition-related promissory notes payable (1)	2,412	3,941	17,385	1,970	6,806	3,100	35,614
Other debt	3,718	149	139	109	4,579	6,271	14,965
Total	$6,130	$79,025	$21,524	$6,079	$43,385	$9,371	$165,514
(1) The Promissory Note that matures in 2022 is a mandatorily convertible note that will be settled in 910,000 shares.
Interest expense, net is comprised of the following:

	Three Months Ended March 31,
	2022	2021
Interest and accretion - Senior Notes	$5,398	$5,204
Interest - Finance lease liabilities	2,901	1,389
Interest and accretion - Promissory notes	737	311
Interest and accretion - Acquisition Facility	1,360	—
Interest and accretion - Other debt	479	113
Capitalized interest	(744)	(85)
Total interest expense	$10,131	$6,932
Interest income	$(15)	$(97)
Total interest expense, net	$10,116	$6,835

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
Other Debt - PAMS Sale-leaseback Transactions
During 2021, the Company acquired land and buildings that are adjacent to the Company’s Pennsylvania Medical Solutions, LLC (“PAMS”) cultivation facility in order to expand the facility. In February 2022, the Company then entered into a sale-leaseback agreement. The Company concluded that control, including the significant risks and rewards of ownership, did not transfer to the buyer-lessor at the inception of the sale-leaseback transaction. As a result, the transaction did not meet the accounting criteria for a successful sale-leaseback transaction and therefore represents a financing obligation with a maturity date of April 2048. The Company recognized a liability of $3,265 and will accrue interest using an incremental borrowing rate of 11.6%. Annual payments are $88 and subject to certain escalation.
Unsecured Promissory Notes – Apothecarium
In March 2022, in connection with the Apothecarium acquisition, the Company issued to the seller two unsecured promissory notes with a total principal amount of $9,853, with no stated interest and both maturing on March 16, 2027. The promissory notes provide for a principal payment of $3,448 on the 21st month anniversary, followed by 39 equal monthly payments for the remaining balance.
Amendments to the Acquisition Facility
In April 2022, the Company entered into an amendment to the Acquisition Facility pursuant to which: (i) the commencement of leverage testing was pushed back by four quarters (now beginning March 31, 2023 as reflected in the table below), (ii) certain leverage ratios were revised; and (iii) the Company may proceed with a reorganization pursuant to a petition for bankruptcy in Switzerland with respect to Jushi Europe without defaulting under the Acquisition Facility. Refer to Note 15 - Non-Controlling Interests for additional information on Jushi Europe.
Total Leverage Ratio, calculated as the ratio of Total Funded Indebtedness to EBITDA (all such terms are defined in the Acquisition Facility agreement) not to exceed the correlative ratio below:

Applicable Ratio	Fiscal Quarter Ending
6.00 to 1.00	March 31, 2023
5.00 to 1.00	June 30, 2023
4.00 to 1.00	September 30 and December 31, 2023
3.50 to 1.00	March 31, 2024 and all fiscal quarters ending thereafter

10. LEASE OBLIGATIONS
The Company leases certain business facilities for corporate, retail and cultivation operations from third parties under lease agreements that specify minimum rentals. In addition, the Company leases certain equipment for use in cultivation and extraction activities. The Company determines whether a contract is or contains a lease at the inception of the contract. The expiry dates of the leases, including reasonably certain estimated renewal periods, are between 2022 and 2050. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
The following table provides the components of lease cost recognized in the consolidated statements of operations and comprehensive income (loss) for the periods presented.

	Three Months Ended March 31,
	2022	2021
Operating lease cost	$886	$457
Finance lease cost:
Amortization of lease assets	1,143	366
Interest on lease liabilities	2,901	1,389
Total finance lease cost	$4,044	$1,755
Variable lease cost	93	$75
Total lease cost	$5,023	$2,287
Other information related to operating and finance leases as of the balance sheet dates presented are as follows:

	March 31, 2022		December 31, 2021
	(unaudited)
	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Weighted average discount rate	11.73%	11.50%	11.75%	11.50%
Weighted average remaining lease term (in years)	22.2	14.4	22.6	14.6
The maturities of the contractual undiscounted lease liabilities as of March 31, 2022 are as follows:

	Finance Leases	Operating Leases
Remainder of the year	$11,711	$2,150
2023	11,031	2,974
2024	11,153	2,709
2025	11,773	2,522
2026	11,436	2,292
Thereafter	251,898	27,866
	309,002	40,513
Interest on lease liabilities	(207,266)	(22,875)
Total present value of minimum lease payments	$101,736	$17,638
Lease liabilities - current portion	$13,197	$2,705
Lease liabilities - non-current	$88,539	$14,933

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

11. DERIVATIVE LIABILITIES
The continuities of the Company’s derivative liabilities are as follows:

Total Derivative Liabilities (1)(3)
Carrying amounts as of January 1, 2022	$92,435
Fair value changes (2)	(14,309)
Derivative Warrants exercises	(9,151)
Carrying amounts as of March 31, 2022	$68,975
(1)Refer to Note 12 - Equity for the continuity of the number of these warrants outstanding.
(2)Included in other income (expense), net in the consolidated statements of operations and comprehensive income (loss).
(3)Includes mandatory prepayment option on the Senior Notes, which had a fair value of $174 as of March 31, 2022.
The Company’s derivative liabilities are primarily comprised of derivative warrants. These are warrants to purchase SVS of the Company which were issued in connection with the Senior Notes (the “Derivative Warrants”) have an expiration date of December 23, 2024 and an exercise price of US$1.25. There were 36,674,355 and 40,124,355 Derivative Warrants outstanding as of March 31, 2022 and December 31, 2021, respectively. The Derivative Warrants may be net share settled.
These warrants are considered derivative financial liabilities measured at fair value with all gains or losses recognized in profit or loss as the settlement amount for the warrants may be adjusted during certain periods for variables that are not inputs to standard pricing models for forward or option equity contracts, i.e., the “fixed for fixed” criteria under ASC 815-40. The estimated fair value of the Derivative Warrants is measured at each reporting period and an adjustment is reflected in fair value changes in derivatives in the consolidated statements of operations and comprehensive income (loss). These are Level 3 recurring fair value measurements. The estimated fair value of the Derivative Warrants as of March 31, 2022 and December 31, 2021 was determined using the Black-Scholes model and Monte Carlo simulation model. The assumptions used in the fair value calculations as of the balance sheet dates presented include the following:

	March 31, 2022 (unaudited)	December 31, 2021
Stock price	$2.85	$3.25
Risk-free annual interest rate	2.40%	0.97%
Range of estimated possible exercise price	$1.25	$0.04 - $1.25
Volatility	67%	73%
Remaining life (years)	2.7 years	3 years
Forfeiture rate	0%	0%
Expected annual dividend yield	0%	0%
Volatility was estimated by using a weighting of the Company’s volatility and the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The risk-free interest rate for the expected life of the Warrants was based on the yield available on government benchmark bonds with an approximate equivalent remaining term. The expected life is based on the contractual term. If any of the assumptions used in the calculation were to increase or decrease, this could result in a material or significant increase or decrease in the estimated fair value of the derivative liability. For example, the following table illustrates an increase or decrease in certain significant assumptions as of the balance sheet dates:

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

	As of March 31, 2022			As of December 31, 2021
	(unaudited)
	Input	Effect of 10% Increase	Effect of 10% Decrease	Input	Effect of 10% Increase	Effect of 10% Decrease
Stock price	$2.85	$9,433	$(9,284)	$3.25	$12,781	$(10,834)
Volatility	67%	$1,818	$(1,755)	73%	$4,473	$(3,210)

12. EQUITY
Authorized, Issued and Outstanding
The authorized share capital of the Company consists of common shares with an unlimited number of Subordinate Voting Shares (“SVS”), an unlimited number of Multiple Voting Shares (“MVS”), and an unlimited number of Super Voting Shares (“SV”). As of March 31, 2022, the Company had 189,728,625 SVS issued and outstanding and no MVS or SV outstanding. On August 9, 2021, all of the 149,000 previously issued and outstanding SV and all of the 4,000,000 previously outstanding MVS were converted into SVS in accordance with their terms as described in Jushi Holdings Inc.’s Articles of Incorporation. All previously outstanding warrants to acquire SV and MVS were also converted into warrants to acquire SVS, without any other amendment to the terms of such warrants.
Private Placements
In January 2022, the Company closed non-brokered private placement offerings for an aggregate 3,717,392 SVS at a price of $3.68 per share to an existing investor group for aggregate gross proceeds of $13,680.
Restricted Stock and Stock Options
Refer to Note 13 - Share-Based Compensation and Other Benefits for details of restricted stock awards and stock option grants.
Other Equity
Refer to Note 9 - Debt for details of a convertible promissory note classified as equity.
Warrants
Each warrant entitles the holder to purchase one share of the same class of common share. The following table summarizes all warrants outstanding as of March 31, 2022:

Expiration Date	Exercise Price ($)	Number of Warrants
2022	1.25 - 1.31	322,298
2023	1.47 - 1.50	337,500
2024	1.25	36,040,922
2025	1.25 - 2.97	2,068,508
2026	4.18	300,000
2029	0.50 - 2.00	26,367,627
Total warrants		65,436,855

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
As of March 31, 2022, warrants issued and outstanding have a weighted-average remaining contractual life of 4.5 years. Certain warrants may be net share settled.
The activity of warrants outstanding was as follows:

	Non-Derivative Warrants	Derivative Warrants (2)	Total Number of Warrants	Weighted - Average Exercise Price
Balance as of January 1, 2022	29,156,048	40,124,355	69,280,403	$1.19
Exercised (1)	(393,548)	(3,450,000)	(3,843,548)	1.26
Balance as of March 31, 2022	28,762,500	36,674,355	65,436,855	$1.19
Exercisable as of March 31, 2022	26,899,164	36,674,355	63,573,519	$1.15
(1)The weighted average share price as of the dates of exercise was $3.71. The Company issued 2,676,303 Subordinate Voting Shares and received $541 in cash proceeds during the three months ended March 31, 2022 for warrants exercised.
(2)Derivative warrants, which were issued to the Senior Notes holders, have an exercise price of $1.25. These warrants represent a derivative liability and are therefore not classified as equity in the statement of financial position. Refer to Note 11 - Derivative Liabilities.

13. SHARE-BASED COMPENSATION AND OTHER BENEFITS
The components of share-based compensation expense are as follows:

	Three Months Ended March 31,
	2022	2021
Stock options	$5,845	$928
Restricted stock	832	2,538
Warrants	287	547
Total share-based compensation expense	$6,964	$4,013
Equity Incentive Plan
Under the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”), non-transferable options to purchase SVS Shares and restricted SVS of the Company may be issued to directors, officers, employees, or consultants of the Company. The Plan authorizes the issuance of up to 15% (plus an additional 2% inducements for hiring employees and senior management) of the number of outstanding shares of common stock (of all classes) of the Company (the “Share Reserve”). Incentive stock options are limited to the Share Reserve as of June 6, 2019. As of March 31, 2022, the maximum number of incentive awards available for issuance under the 2019 Plan, including additional awards available for certain new hires, was 9.1 million.
(a)Stock Options
The stock options issued by the Company are options to purchase SVS of the Company. All stock options issued have been issued to employees of certain subsidiaries of the Company under the Company’s Plan. Such options generally expire in ten years from the date of grant and generally vest ratably over three years from the grant date. The options may be net share settled.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
The continuity of stock options outstanding is as follows:

	Number of Stock Options	Weighted-Average Per Share Exercise Price
Issued and Outstanding as of January 1, 2022	20,429,120	$3.20
Granted (1)	545,000	$4.20
Exercised (2)	(249,998)	$1.70
Forfeited/expired	(216,668)	$3.63
Issued and Outstanding as of March 31, 2022	20,507,454	$3.24
Exercisable as of March 31, 2022	5,872,425	$2.02
(1)The weighted-average per share grant date fair value was $4.20.
(2)The weighted-average share price at the date of exercise was $4.03. There were no cash proceeds as all the exercises were net share settled.
The following table summarizes the issued and outstanding stock options as of March 31, 2022:

Expiration Year	Stock Options Outstanding	Exercise Price	Stock Options Exercisable
2028	720,000	$1.00 - $1.35	720,000
2029	7,024,668	$1.26 - $2.75	4,670,322
2030	920,834	$0.91 - $ 3.98	345,824
2031	11,321,952	$3.70 - $6.53	136,279
2032	520,000	$4.20	—
	20,507,454		5,872,425
As of March 31, 2022, stock options outstanding have a weighted-average remaining contractual life of 8.6 years.
In determining the amount of share-based compensation expense related to stock options issued, the Company used the Black-Scholes option-pricing model to establish the measurement date fair value of stock options granted during the period. The following assumptions were applied at the time of grant:

	Three Months Ended March 31,
	2022	2021
Stock price	$3.94	$6.13
Risk-free annual interest rate	1.83% - 1.90%	0.45% - 0.69%
Expected annual dividend yield	0%	0%
Volatility	73%	78%
Expected life of stock options	5.3 - 7.5 years	5 - 6.5 years
Forfeiture rate	0%	0%
Volatility was estimated by using the Company volatility and a weighting of the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that stock options issued are expected to be outstanding, using the simplified method. The simplified method represents the Company’s best estimate of the expected term of the options, given the Company’s limited history available. The risk-free rate is based on U.S. Treasury bills with a remaining term equal to the expected life of the options. The Company does not anticipate paying dividends in the foreseeable future, and as a result, the expected annual dividend yield is expected to be 0%.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
(b)Restricted Stock Grants
The Company grants restricted SVS to independent directors, management, former owners of acquired businesses or assets, and to consultants and other employees. The restricted SVS are included in the issued and outstanding SVS. The activity for unvested restricted stock grants is as follows:

Number of Restricted Subordinate Voting Shares
Unvested restricted stock as of January 1, 2022	2,859,151
Granted (1)	5,952
Cancelled	(7,813)
Vested	(100,000)
Unvested restricted stock as of March 31, 2022	2,757,290
(1)     The weighted-average per share grant date fair value was $4.20
Generally, restricted stock awards will vest either one-third on each anniversary of service from the vesting start date or will be fully vested on the completion of one year of full service from the vesting start date, depending on the award. As of March 31, 2022, unvested restricted stock awards have a weighted-average remaining vesting period of 0.9 years.

14. INCOME TAXES
The following table summarized the Company’s income tax expense and effective tax rates for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Income (Loss) Before Income Taxes	$(14,706)	$(22,739)
Income Tax Expense	$5,051	$8,312
Effective Tax Rate	(34.3)%	(36.6)%
The Company has computed its provision for income taxes based on the actual effective rate for the quarter as the Company believes this is the best estimate for the annual effective tax rate.
Due to its cannabis operations, the Company is subject to the limitation of U.S. Internal Revenue Code of 1986, as amended ("IRC") Section 280E under which the Company is only allowed to deduct "costs of goods sold". This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E.
Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income which provides for effective tax rates that are well in excess of statutory tax rates.
The Company’s tax returns benefited from not applying IRC Section 280E to certain entities of the consolidated group either due to the entity not yet starting operations or because the entity had a separate trade or business that was not medical or recreational cannabis operations. The Company determined that it is not more likely than not these tax positions would be sustained under examination.
As a result, the Company has an uncertain tax liability of $41,743 and $41,990 as of March 31, 2022 and December 31, 2021, respectively, inclusive of interest and penalties, which is included in non-current income tax liabilities in the consolidated balance sheets.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

15. NON-CONTROLLING INTERESTS
Jushi Europe
The Company’s non-controlling interests are comprised primarily of the non-controlling interest in Jushi Europe. In March 2020, the Company finalized its agreement to expand internationally through the establishment of Jushi Europe. Jushi Europe planned to build out its European business through a combination of strategic acquisitions, partnerships, and license applications, focused on supplying the highest-quality medical cannabis products to patients throughout Europe. During the first quarter of 2020, the Company received $2,000 in cash from the 49% investor partner. The Company owns 51% of Jushi Europe and is exposed, or has rights, to variable returns from Jushi Europe and has the power to govern the financial and operating policies of Jushi Europe through voting control so as to obtain economic benefits, and therefore the Company has consolidated Jushi Europe from the date of acquisition.
During the fourth quarter of 2020, Jushi Europe entered into a credit agreement with a sibling of the Jushi Europe non-controlling partner and received €500 (approximately $614) principal amount. In January 2021, Jushi Europe received €1,000 approximately ($1,214 as of December 31, 2021) principal amount pursuant to a credit agreement with an individual. These credit agreements accrue interest at 5% per annum, payable annually in arrears, and mature on November 11, 2024. The outstanding balance may be prepaid at any time prior to maturity without penalty and may be offset with receivables from the lender. Subsequent to December 31, 2021, it was determined that Jushi Europe was insolvent. The insolvency created an event of default under the unsecured credit agreements and the notes are immediately due and payable.

In April 2021, Jushi Europe entered into an unsecured bridge loan with the Company (51% owner) and an investment partner for a total of €1,800 (~$2,141) principal amount, of which €900 (~$1,070) was contributed by the Company and is eliminated in consolidation. In September 2021, the parties amended the loan agreement and an additional €1,200 (~$1,390) in funding was provided for Jushi Europe, of which 51% was contributed by the Company and is eliminated in consolidation. The bridge loans, as amended, currently accrue interest at 0.5% per annum, which is the foreign marginal lending facility rate plus 25 basis points. All payments including interest are due on maturity, which is 180 days post amendment. These loans had not yet been repaid and are delinquent.

On February 22, 2022, Jushi Europe filed a notice of over-indebtedness with the Swiss courts. The Swiss court declared Jushi Europe’s bankruptcy on May 19, 2022. As a result of the impending proceedings, the Company determined that the assets of Jushi Europe were impaired and recognized an impairment loss of $4,561 for the year ended December 31, 2021.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

16. NET INCOME (LOSS) PER SHARE
The reconciliations of the earnings (loss) and the weighted average number of shares used in the computations of basic and diluted EPS are as follows:

	Three Months Ended March 31,
	2022	2021
Numerator:
Net income (loss) and comprehensive income (loss) attributable to Jushi shareholders - basic	$(19,757)	$(30,876)
Dilutive effect of net income from derivative warrants liability	(14,309)	—
Net loss and comprehensive loss attributable to Jushi shareholders - diluted	$(34,066)	$(30,876)

Denominator:
Weighted-average shares of common stock - basic	183,226,027	157,176,375
Dilutive effect of derivative warrants	24,612,879	—
Weighted-average shares of common stock - diluted	207,838,906	157,176,375

Net income (loss) per common share attributable to Jushi:
Basic	$(0.11)	$(0.20)
Diluted	$(0.16)	$(0.20)
On August 9, 2021, all of the 149,000 previously issued and outstanding Super Voting Shares and all of the 4,000,000 previously outstanding Multiple Voting Shares were converted into Subordinate Voting Shares in accordance with their terms as described in Jushi Holdings Inc.’s Articles of Incorporation. Refer to Note 12 - Equity. The number of basic and diluted weighted-average shares outstanding for the three months ended March 31, 2022 and 2021, assumes the conversion of the Multi Voting Share and Super Voting Shares into Subordinate Voting Shares as of the beginning of the year. Other than voting rights, the Multi Voting Shares and Super Voting Shares had the same rights as the Subordinate Voting Shares and therefore all these shares are treated as the same class of common stock for purposes of the earnings (loss) per share calculations.
The weighted-average shares outstanding for the three months ended March 31, 2022 and 2021 exclude unvested restricted stock awards as they are not considered participating securities under ASC 260 Earnings Per Share, because although the holders have dividend rights regardless of vesting, they are not obligated to participate in losses until the shares are vested. Shares issued to employees for which a corresponding non-recourse promissory note receivable with the employee is outstanding are not included in the weighted average shares outstanding in accordance with ASC 260 until the notes are repaid.
For purposes of computing diluted earnings (loss) per share for the three months ended March 31, 2022, and 2021, the outstanding stock options, warrants, restricted stock awards, and the convertible notes presented in the table below are considered anti-dilutive because the Company was in a net loss position, or was in a net loss position after adjusting for the effect of the derivative warrants liability.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
The following table summarizes equity instruments that may, in the future, have a dilutive effect on earnings (loss) per share, but were excluded from consideration in the computation of diluted net loss per share for the three months ended March 31, 2022 and 2021, because the impact of including them would have been anti-dilutive:

	March 31,
	2022	2021
Stock options	20,507,454	9,658,834
Warrants	28,762,500	74,883,956
Restricted stock (1)	4,307,290	7,359,600
Convertible promissory notes	910,000	930,000
	54,487,244	92,832,390
(1) Includes 1,550,000 and 1,583,333 vested restricted stock awards related to outstanding non-recourse promissory notes due from employees as of March 31, 2022 and 2021, respectively

17. OPERATING EXPENSES
The major components of operating expenses are as follows:

	Three Months Ended March 31,
	2022	2021

Salaries, wages and employee related expenses	$17,336	$9,882
Other general and administrative expenses (1)	10,611	6,804
Share-based compensation expense	6,964	4,013
Depreciation and amortization expense	2,256	974
Acquisition and deal costs	141	238
Total operating expenses	$37,308	$21,911
(1)     Other general and administrative expenses are primarily comprised of rent and related expenses, professional fees and legal expenses, marketing and selling expenses, insurance costs, administrative and application fee, software and technology costs, travel, entertainment and conferences and other.

18. OTHER INCOME (EXPENSE)
The components of other expense, net are as follows:

	Three Months Ended March 31,
	2022	2021
Gains (losses) on investments and financial assets	$—	$1,149
Losses on debt redemptions/extinguishments/modifications	—	(3,815)
Gains (losses) on legal settlements	24	(807)
Other	(727)	97
Other expense, net	$(703)	$(3,376)

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)

19. RELATED PARTY TRANSACTIONS
The Company had the following related party transactions:

	Three Months Ended March 31,		As of
	(unaudited)
	2022	2021	March 31, 2022 (unaudited)	December 31, 2021
Nature of transaction	Related Party Income (Expense)		Related Party Prepaid/Receivable (Payable)
Management services agreements (1)	$—	$(10)	$—	$—
Senior Notes - interest expense and principal amount (2)	$(9)	$(46)	$(342)	$(1,194)
Loans to senior key management - interest charged and principal plus accrued interest outstanding (3)	$—	$31	$—	$—
(1)Includes fees paid to entities controlled by the Company’s Chief Executive Officer, James Cacioppo, for shared costs of administrative services, the provision of financial and research-related advice, and sourcing and assisting in mergers, acquisitions and capital transactions. These amounts are included in operating expenses within the consolidated statements of operations and comprehensive income (loss). Excludes expense from previously issued warrants, which is included in stock-based compensation expense. For the three months ended March 31, 2022 and 2021, total expense for warrants issued in connection with these management services agreements was $445 and $359, respectively.
(2)Interest expense includes amounts related to certain senior key management, directors and other employees as well as a significant investor.
(3)In January 2021, an executive received a loan from the Company of $174 for withholding tax requirements for RSAs issued to the executive, which was repaid in full via payroll deductions. In April 2019, the Company entered into promissory notes with certain executives for the purchase of restricted stock, pursuant to which those executives borrowed an aggregate of $1,813 at a rate of 2.89% per annum, compounded annually. As these loans were non-recourse loans under the accounting guidance they were not reflected in the consolidated balance sheet or table above. As of December 31, 2021, all these balances plus accrued interest have been settled. The balances including accrued interest were settled as part of the executive’s regular pay and bonus, severance or via shares repurchased by the Company. During the year ended December 31, 2021, the Company received 471,757 shares from key management personnel in full settlement of principal amount $2,007 outstanding promissory notes and related interest.
Refer to Note 15 - Non-Controlling Interests for details of other loans from related parties.

20. COMMITMENTS AND CONTINGENCIES
Contingencies
Although the possession, cultivation and distribution of cannabis for medical use is permitted in certain states, cannabis is classified as a Schedule-I controlled substance under the U.S. Controlled Substances Act and its use remains a violation of federal law. The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management believes that the Company is in material compliance with applicable local and state regulations as of March 31, 2022, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company could be subject to regulatory fines, penalties or restrictions at any time. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company’s inability to proceed with the Company’s business plans. In addition, the Company’s assets, including real property, cash and cash equivalents, equipment, inventory and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
Refer to Note 14 - Income Taxes for certain tax-related contingencies and to Note 7 - Acquisitions for an acquisition-related contingent consideration liability.
Claims and Litigation
Any proceeding that may be brought against the Company could have a material adverse effect on the Company’s business plans, financial condition and results of operations. From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. Except as disclosed below, as of March 31, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the Company’s financial results. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
Refer to Note 15 - Non-Controlling Interests for the information regarding the bankruptcy of Jushi Europe.
Commitments
In addition to the contractual obligations outlined in Note 9 - Debt and Note 10 - Lease Obligations, the Company has the following commitments as of March 31, 2022:
(i) Acquisitions
NuLeaf
In November 2021, the Company entered into a definitive agreement to acquire NuLeaf, Inc. together with its subsidiaries and related companies (collectively, “NuLeaf”), a Nevada-based vertically integrated operator. As of March 31, 2022, NuLeaf currently operates two high-performing adult-use and medical retail dispensaries in Las Vegas, NV and Lake Tahoe, NV, in addition to a 27,000 sq. ft. cultivation facility in Sparks, NV, as well as a 13,000 sq. ft. processing facility in Reno, NV. Additionally, NuLeaf owns a third licensed retail dispensary located directly on Las Vegas Boulevard. Refer to Note 22 - Subsequent Events.
(ii) Property and Construction Commitments
In connection with various license applications, the Company may enter into conditional leases or other property commitments which will be executed if the Company is successful in obtaining the applicable license and/or resolving other contingencies related to the license or application.
In addition, the Company expects to incur capital expenditures for leasehold improvements and construction of buildouts of certain locations, including for properties for which the lease is conditional on obtaining the applicable related license or for which other contingencies exist. If the Company were to be unsuccessful in obtaining a particular license or certain other conditions are not met, the previously capitalized improvements and buildouts relating to that license may need to be expensed in future periods in the statements of operations and comprehensive income (loss).

21. FINANCIAL INSTRUMENTS
The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.
The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels, and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
(i) Level 1 – Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
(ii) Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by the observable market data for substantially the full term of the assets or liabilities;
(iii) Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following table sets forth the Company’s financial assets and liabilities, subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of March 31, 2022:

	Level 1	Level 2	Level 3	Total
Financial assets:
Equity investment	$—	$—	$1,500	$1,500
	$—	$—	$1,500	$1,500

Financial liabilities:
Derivative liabilities (1)	$—	$—	$68,975	$68,975
Contingent consideration liabilities	$—	$—	$8,628	$8,628
	$—	$—	$77,603	$77,603
The following table sets forth the Company’s financial assets and liabilities, subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
Financial assets:
Equity investment	$—	$—	$1,500	$1,500
	$—	$—	$1,500	$1,500

Financial liabilities:
Derivative liabilities (1)	$—	$—	$92,435	$92,435
Contingent consideration liabilities (2)	—	—	8,223	8,223
	$—	$—	$100,658	$100,658
(1) Refer to Note 11 - Derivative Liabilities
(2) Refer to Note 7 - Acquisitions

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and certain accrued expenses, and certain other assets and liabilities held at amortized cost, approximate their fair values due to the short-term nature of these instruments. The equity investment approximates its fair value at March 31, 2022 and December 31, 2021. The carrying amounts of the promissory notes approximate their fair values as the effective interest rates are consistent with market rates. The fair value of the 10% Senior Notes as of March 31, 2022 and December 31, 2021 approximated the principal amount.
There were no transfers between hierarchy levels during the three months ended March 31, 2022.

22. SUBSEQUENT EVENTS
NuLeaf Acquisition
In April 2022, the Company closed on the NuLeaf acquisition. The Company paid upfront consideration comprised of $15,750 in cash (which was drawn down from the acquisition facility in April 2022), subject to working capital adjustments, issued 4,662,384 SVS (with a grant date fair value of $2.87 each), issued $15,750 in an unsecured five-year note. The Company will also pay an additional $10,000 ($3,000 in cash, $3,000 as an addition to the five-year note and the balance in shares) contingent on the opening of a third retail dispensary. In June 2022, the Company opened the third retail dispensary. In July 2022, the Company paid $3,000 in cash, amended the five-year note for an additional $3,000 and issued 888,880 SVS to settle the $10,000 contingent liability. The Company is still in the process of gathering and preparing additional disclosure information for this acquisition, including preliminary purchase price allocations and pro forma financial information. Due to the timing of the acquisition, the Company is not able to provide additional information at this time.
Drawdown on Acquisition Facility
Additionally, in April 2022, the Company drew down $25,000 from the Acquisition Facility to fund the cash portions of the NuLeaf and Apothecarium acquisitions.
Results of Annual and Special Meeting of Shareholders
On June 29, 2022, the Company’s shareholders approved the following:
•An amendment to the Company’s 2019 Equity Incentive Plan (the “Plan”) to increase the number of shares that may be issued pursuant to the exercise of incentive stock options under the Plan to an amount equal to 15% (plus an additional 2% inducements for hiring employees and senior management) of the outstanding Shares as of May 31, 2022; and
•An amendment to the Company’s articles to create a new class of preferred shares issuable in series, with the special rights and restrictions attached to each series to be as determined by the board of directors of the Company, if, as and when created and issued, voted to create a class of preferred shares.

23. CORRECTION OF ERRORS IN PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In the process of preparing the Company’s second quarter 2022 financial statements, the Company identified that (1) the interim condensed consolidated statement of cash flows for the three months ended March 31, 2022 had the following errors: (i) certain non-cash capital expenditures were incorrectly included in net cash flows used in investing activities with an offsetting misstatement in net cash used in operating activities, and (ii) net reimbursements on finance lease obligations were incorrectly excluded from cash flows provided by financing activities and incorrectly included in cash flows used in operating activities, and (2) the interim condensed consolidated balance sheet as of March 31, 2022 had an

JUSHI HOLDINGS INC. Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Amounts Expressed in Thousands of United States Dollars, Unless Otherwise Stated)
error in accruals for payments associated with finance leases resulting in the understatement of right-of use assets - finance leases and the related accruals. Consequently, the Company restated the interim condensed financial statements and relevant note for these identified errors. These corrections did not have an impact on the net change in cash and cash equivalents and restricted cash, and earnings during the three months ended March 31, 2022. The following table provides information on the amounts of the errors and the areas of the financial statements that were impacted:

	Consolidated Statement of Cash Flows
	for Three Months Ended March 31, 2022
	As reported	Adjustment	As restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Changes in operating assets and liabilities, net of acquisitions:
Prepaid expenses and other current asset	$6,718	$(7,034)	$(316)
Accounts payable, accrued expenses and other current liabilities	$1,746	$(4,125)	$(2,379)
Net cash flows used in operating activities	$(2,666)	$(11,159)	$(13,825)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant and equipment	$(26,476)	$9,437	$(17,039)
Net cash flows used in investing activities	$(33,068)	$9,437	$(23,631)
CASH FLOWS FROM FINANCING ACTIVITIES:
Receipts (payments) on finance leases, net	$(601)	$1,722	$1,121
Net cash flows provided by financing activities	$16,497	$1,722	$18,219
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures	$7,566	$17,373	$24,939

	Consolidated Balance Sheet
	as of March 31, 2022
	As reported	Adjustment	As restated
NON-CURRENT ASSETS:
Right-of use assets - finance leases	$94,087	$6,000	$100,087
Total non-current assets	$528,011	$6,000	$534,011
Total assets	$650,644	$6,000	$656,644
CURRENT LIABILITIES:
Accrued expenses and other current liabilities	$32,773	$6,000	$38,773
Total current liabilities	$142,339	$6,000	$148,339
Total liabilities	$457,487	$6,000	$463,487
Total liabilities and equity	$650,644	$6,000	$656,644